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NEWS   FROM

Petroleum Development Corporation

FOR IMMEDIATE RELEASE:  August 9, 2005

CONTACT:  Steven R. Williams - (304) 842-3597   http://www.petd.com

Petroleum Development Corporation Updates Second Quarter Operations

Bridgeport, West Virginia... Petroleum Development Corporation (NASDAQ/NMS PETD) today announced operating highlights for the 2nd Quarter of 2005.  Steven R. Williams, CEO of Petroleum Development Corporation, said, "Strong energy prices, increasing production and strong partnership sales have allowed the Company to continue to report outstanding results. We are continuing a strong drilling and development program, and the increasing cash flow is also allowing us to pursue higher risk opportunities with the drill bit that could offer substantial upside for the future."

Operations

Record sales of public drilling partnerships during the first half of 2005 enabled the Company to utilize $36.1 million to drill 46 wells during the second quarter of 2005 for its public partnerships.  All of the 46 wells are successful and all are located in Colorado.  This brings the total for the year to 84 wells all of which are successful. Thirty-seven of the second quarter partnership wells were drilled in the Wattenberg Field and nine were drilled in the Piceance Basin. This brings the totals to 66 Wattenberg and 18 Piceance Basin wells for the year. All of the wells drilled by the Company in these two areas were in conjunction with its public drilling fund partnerships. The Company plans to conduct the remainder of its 2005 partnership drilling activity in the same two areas. As of June 30, 2005 the Company has funds for future drilling for partnerships of $63.9 million and is anticipating the funding of its third and final partnership of the year late in the third quarter with maximum subscriptions of $35 million. The combined funds will be available to drill wells during the remainder of 2005 and first quarter 2006.

The Company also drilled 42 gross wells (29.5 net wells) on its northeast Colorado properties (NECO), during the second quarter bringing the total for the year to 46 gross wells (31.5 net wells). The Company plans to drill approximately 30 additional wells during the remainder of 2005 in this area. The wells are being drilled on locations created by the regulatory approval of the reduction in well spacing from 80 to 40 acres on the properties the Company acquired in Yuma County in 2003.

In addition to drilling, the Company also continued its Codell recompletion program in Wattenberg Field, recompleting 15 wells during the second quarter of 2005 bringing the total for the year to 40. The Company plans to continue this program throughout 2005.

Exploratory Wells

During the second quarter of 2005, the exploratory Fox Federal #1-13 well in Moffat County, Colorado was tested and determined to be non-commercial. It will be plugged and abandoned.  Under the successful efforts method of accounting, this cost is required to be expensed in the period when the dry hole determination is made.  A $4.9 million expense will be recorded in the second quarter of 2005.

A second exploratory well, the Coffeepot Springs #24-34 has been drilled to total depth, completed in three zones and tested. Plans are underway to construct a pipeline for gas sales so the well can be placed into production. The cost of this well, which is approximately $4.8 million as of July 31, 2005 will be capitalized and depreciated over the life of the well using the units of production depreciation method. The Company has a 100% working interest in this well.

Early in the third quarter the Company commenced the drilling of an exploratory horizontal Bakken Shale well, the Fedora #34-22H in Dunn County, North Dakota.  The Company has a 100% working interest in this well which has an estimated dry hole cost of $1.6 million and a completed well cost of $2.8 million. If the well is successful, its cost will be capitalized and depreciated over the life of the well using the units of production depreciation method. If this well is determined to be a dry hole, its cost will be expensed in the period when the determination is made as required by the successful efforts methods of accounting.

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Production

Oil and natural gas production for the second quarter increased to 3.37 billion cubic feet equivalent (Bcfe) from 3.12 Bcfe in the second quarter of 2004 an increase of 8.0%.  All of the increase was attributable to the Rocky Mountain Region where the Company's drilling, development and acquisition activities have been focused for the past several years.  The Rocky Mountain Region production increased 14.8% compared to the year earlier period, while production in the Appalachian Basin declined 9.3% and Michigan Basin production declined 11.3% year to year.

Oil and gas sales also benefited from higher sales prices for both oil and natural gas compared to the second quarter of 2004. In the second quarter of 2005 the Company sold its natural gas for an average price of $5.73 per thousand cubic feet (Mcf), compared to $5.01 per Mcf in the second quarter of 2004. Similarly the average price of oil this quarter was $44.91 per barrel (Bbl) compared to $32.41 per barrel in the second quarter of 2004.  The following table summarizes the production by region and pricing for the second quarters of 2005 and 2004.

	Three Months Ended June 30, 2005			Three Months Ended June 30, 2004
	Oil (Bbl)	Natural Gas (Mcf)	Natural Gas Equivalents (Mcfe)	Oil (Bbl)	Natural Gas (Mcf)	Natural Gas Equivalents (Mcfe)
Appalachian Basin	756	392,690	397,226	1,138	431,040	437,868
Michigan Basin	1,232	380,266	387,658	1,853	425,854	436,972
Rocky Mountains	109,370	1,924,150	2,580,370	93,113	1,689,576	2,248,254
Total	111,358	2,697,106	3,365,254	96,104	2,546,470	3,123,094

Average Sales Price	$44.91	$5.73	$6.08	$32.41	$5.01	$5.08

Oil and natural gas production for the first six months of 2005 increased to 6.67 Bcfe from 6.37 Bcfe compared to the same period in 2004 an increase of 4.7%. This increase was also fueled by our Rocky Mountain production. The average sales price per Mcfe also increased significantly from $5.03 per Mcfe during the first six months of 2004 to $5.84 per Mcfe for the same period in 2005. The Company's oil and natural gas production for the first six months of 2005 and 2004 by area of operations along with average sales price is presented below:

	Six Months Ended June 30, 2005			Six Months Ended June 30, 2004
	Oil (Bbl)	Natural Gas (Mcf)	Natural Gas Equivalents (Mcfe)	Oil (Bbl)	Natural Gas (Mcf)	Natural Gas Equivalents (Mcfe)
Appalachian Basin	1,855	843,742	854,872	2,342	888,258	902,310
Michigan Basin	2,214	792,814	806,098	3,004	869,816	887,840
Rocky Mountains	208,185	3,756,785	5,005,895	194,894	3,411,388	4,580,752
Total	212,254	5,393,341	6,666,865	200,240	5,169,462	6,370,902

Average Sales Price	$43.65	$5.50	$5.84	$32.11	$4.96	$5.03

Current Hedging of Commodity Transactions

The Company has entered into commodity-based derivative transactions to manage a portion of the exposure to price risk associated with its sales of oil and natural gas. During the second quarter of 2005 the Company had average production per month of 899,000 Mcf of natural gas and 37,000 Bbls of oil. The current positions in effect on the Company's share of production are shown in the following table:

		FLOORS		CEILINGS
		Monthly Quantity	Contract	Monthly Quantity	Contract
Month Set	Month	Mmbtu	Price	Mmbtu	Price
Colorado Interstate Gas (CIG) Based Hedges (Piceance Basin)
Feb-04	Jul 2005 - Oct 2005	33,000	$3.10	16,000	$4.43
Mar-05	Jul 2005 - Oct 2005	38,000	$4.75	19,000	$8.12
Jan-05	Nov 2005 - Mar 2006	60,000	$4.50	30,000	$7.15
Jul-05	Nov 2005 - Mar 2006	27,500	$6.50	13,750	$8.27
Mar-05	Apr 2006 - Oct 2006	42,000	$4.50	21,000	$7.25
Jul-05	Apr 2006 - Oct 2006	27,500	$5.50	13,750	$7.63
Jul-05	Nov 2006 - Mar 2007	27,500	$6.00	13,750	$8.40

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NYMEX Based Hedges - (Appalachian and Michigan Basins)
Feb-04	Jul 2005 - Oct 2005	122,000	$4.28	61,000	$5.00
Mar-05	Jul 2005 - Oct 2005	39,000	$5.75	19,500	$8.37
Jan-05	Nov 2005 - Mar 2006	156,000	$5.00	78,000	$8.50
Mar-05	Apr 2006 - Oct 2006	78,000	$5.50	39,000	$7.40
Jul-05	Apr 2006 - Oct 2006	61,000	$6.25	30,000	$8.98
Jul-05	Nov 2006 - Mar 2007	68,000	$7.00	34,000	$9.27
NYMEX Based Hedges (NECO) Area
Feb-04	Jul 2005 - Oct 2005	150,000	$4.26	75,000	$5.00
Jan-05	Nov 2005 - Mar 2006	150,000	$5.00	75,000	$8.45
Panhandle Based Hedges (NECO) Area
Mar-05	Apr 2006 - Oct 2006	150,000	$5.00	75,000	$8.62
Jul-05	Nov 2006 - Mar 2007	150,000	$6.50	75,000	$8.56
Oil - NYMEX Based (Wattenberg)		Bbl		Bbl
Aug-04	Jul 2005 - Dec 2005	15,000	$32.30	7,500	$40.00

Common Stock Repurchase

During the second quarter, the Company, under a Board approved plan, purchased 331,796 shares of its outstanding common stock (2%) on the open market at an average price of $23.75 per share.  Since the stock repurchase, the Board of Directors has approved an amendment of the size of the stock repurchase from 2% to 10% of the Company's outstanding common stock (1,327,184 shares).

About Petroleum Development Corporation

Petroleum Development Corporation (www.petd.com) is an independent energy company engaged in the development, production and marketing of natural gas.  The Company operations are focused in the Rocky Mountains with additional operations in the Appalachian Basin and Michigan. During the third quarter of 2004, the Company was added to the S&P SmallCap 600 Index. Additionally, PDC was added to the Russell 3000 Index of companies in 2003.  PDC was named on the FSB: Fortune Small Business Magazine list of America's 100 Fastest-Growing Small Companies in 2001 and 2002.

Certain matters discussed within this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although PDC believes the expectations reflected in such forward- looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, oil and gas prices, drilling program results, drilling results, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in the Company's reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.

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103 East Main Street • P. O. Box 26 • Bridgeport, West Virginia • Phone:  (304) 842-3597